EXHIBIT A

                                STATE of DELAWARE

                           CERTIFICATE of AMENDMENT of

                          CERTIFICATE of INCORPORATION

First: That at a meeting of the Board of Directors of Vaxcel, Inc. held on February 16, 2000, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and resulting in the entry of Shareholder Consent to Action without a Meeting by the 87% shareholder of said corporation approving the proposed action. The resolution setting forth the proposed amendment is as follows:

     Resolved, that the Certificate of Incorporation of the corporation be amended by changing Article First, "Name" so that, as amended, said Article shall be and read as follows:

     "The name of the corporation is Chattown.com Network, Inc."

     Second: The necessary number of shares as required by statute were voted in favor of the amendment.

     Third: That said amendment was duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.

     Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.


       Dated: February 16, 2000             BY: /s/ Richard D. Surber
                                               ---------------------
                                            President and Director
                                            NAME: Richard D. Surber




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